MOTRICITY, INC.
EXECUTIVE OFFICER
AMENDED AND RESTATED SEVERANCE/CHANGE IN CONTROL PLAN

1.PURPOSE

The purpose of this Amended and Restated Severance/Change in Control Plan (the “Plan”) for executive officers of Motricity, Inc. (the “Company”) is to provide severance benefits to designated executive officers of Motricity, Inc., or its subsidiaries or Affiliates, upon their termination of employment under the specified circumstances described below.
2.    EFFECTIVE DATE

As approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) to amend and restate the Plan, effective as of May 30, 2012 (the “Effective Date”).
3.    ELIGIBILITY
To qualify for severance benefits under this Plan, an individual must be an executive officer of the Company (other than the current Chief Executive Officer of the Company who shall not qualify for severance benefits under this Plan) specifically designated as eligible to participate in the Plan pursuant to notification in writing from the Compensation Committee (each, an “Executive”); provided, however, that an eligible executive officer shall be eligible for benefits hereunder only during the two year period following his/her respective date of eligibility hereunder. Once an eligible executive officer has two years of eligibility coverage hereunder then he/she will cease to be eligible for any benefits hereunder.
4.    NO DUTY TO MITIGATE
In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Plan and, except as provided in Section 9, such amounts shall not be reduced whether or not the Executive obtains other employment.
5.    FULL SETTLEMENT/RELEASE
The Executive shall only be entitled to receive payments under Section 6, respectively, if Executive: (a) executes within forty-five (45) days of the Date of Termination a general release of claims against the Company, its subsidiaries, Affiliates, officers, directors and shareholders, in a form and of a scope determined by the Company in its sole discretion and approved by the Compensation Committee, including, without limitation, non-disparagement provisions; (b) presents satisfactory evidence to the Company that she/he has returned all Company property, confidential information and documentation to the Company; (c) continues to comply with the provisions of any non-disclosure, non-competition, non-solicitation agreement and/or policy; and (d) provides the Company with a signed, written resignation of Executive’s status as an officer of the Company or any of its Affiliates, if applicable. In the event that the Company determines that Executive has breached, or has threatened to breach, any material provision of the aforementioned restrictive covenants set forth in a separate written agreement or policy, the Company shall immediately terminate all payments and benefits and Executive shall no longer be entitled to such benefits. Such termination of benefits shall be in addition to any and all legal and equitable remedies available to the Company, including injunctive relief.
6.    SEVERANCE BENEFITS
6.1    Severance Payments
An Executive shall be entitled severance payments as follows:

(a)
Termination without Cause. In the event the Executive’s employment is terminated by the Company without Cause (as defined herein), the Executive shall be entitled to a severance payment in an amount equal (i) all Accrued Obligations, (ii) an amount equal to six-twelfths (6/12) of his or her annualized Base Salary, paid ratably over the 6-month period following the termination of his or her employment in accordance with the Company’s payroll practices, and (iii) any other benefits or compensation payable under any of the Company’s employee benefit plans in accordance with the applicable plan’s terms; which payments are subject to and conditioned upon Executive’s execution and delivery to the Company of the Release. Payments and benefits provided in this Section 6.1(a) shall commence 15 days following the expiration of the revocation period set forth in the Release and shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(b)
Termination as a Result of Death, Disability or Cause. If the Executive’s employment is terminated for Cause or as a result of the Executive’s death or Disability, then Executive’s participation in this Plan shall terminate and Executive shall receive no payments hereunder other than payment of any Accrued Obligations and payment of any benefits or compensation payable under any of the Company’s employee benefit plans in accordance with the applicable plan’s terms.

(c)
Termination of Employment Following a Change in Control without Cause or for Good Reason. In the event Executive’s employment is terminated by the Company without Cause (other than in connection with Executive’s death or Disability) or by Executive for Good Reason during the period (i) commencing on the date of execution of a definitive transaction agreement to which the Company is a party which, when consummated, will constitute a Change in Control, and (ii) ending on the earlier of (A) the termination of the executed definitive transaction agreement that would have effected a Change in Control contemplated by clause (i) of this Section 6.1(c) or (B) the 12-month anniversary of such Change in Control, then in lieu of the benefits described in Section 6.1(a) above, Executive shall be entitled to a severance payment in an amount equal to six twelfths (6/12) of his or her annualized Base Salary, paid ratably over the 6-month period following the termination of his or her employment in accordance with the Company’s payroll practices upon Executive’s execution and delivery to the Company of the Release and payment to commence 15 days following such execution and delivery.

(d)
Acceleration of Rights following a Change in Control with Termination without Cause or for Good Reason. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the period (i) commencing on the date of execution of a definitive transaction agreement to which the Company is a party which, when consummated, will constitute a Change in Control, and (ii) ending on the earlier of (A) the termination of the executed definitive transaction agreement that would have effected a Change in Control contemplated by clause (i) of this Section 6.1(d) or (B) the 12-month anniversary of such Change in Control, then in addition to any vested rights of the Executive under the terms of any Company plan relating to stock options, restricted stock or performance stock units, seventy-five percent (75%) of the then unvested options, restricted stock or performance stock units, which Executive then holds to acquire securities from the Company, shall be immediately and automatically vested and exercisable as of the date Executive’s employment is so terminated by the Company without Cause or by Executive for Good Reason notwithstanding any other provisions to the contrary contained herein or in any stock option, restricted stock, performance stock units, or other equity compensation plans sponsored by the Company, unless such policy or plan expressly references and supersedes this Plan. Notwithstanding the foregoing, any stock option, restricted stock or performance stock unit that is subject to a performance vesting schedule will only accelerate in accordance with this section subject to achievement of the applicable performance target set forth in the governing agreement.

The severance benefits available under the Plan are the maximum made available by the Company in the event of an Executive’s termination of employment. To the extent that an Executive’s employment agreement or offer letter or any federal, state or local law requires the Company to make payment to an Executive because of involuntary termination of employment, or in accordance with a federal or state plant closing type law (e.g., the WARN Act) then the severance benefits available under this Plan will be reduced by the amount of such required payment(s).
6.2    Incentive Awards
Executive shall remain eligible to receive bonus payments, to the extent otherwise eligible, for incentive and/or bonus awards already accrued and earned in accordance with terms of the governing bonus plan as of the date of termination for performance periods ended prior to the date of termination. In the event an Executive is terminated during the applicable performance period then he or she shall not be eligible to receive a pro rata or any other incentive and/or bonus award.
7.    OTHER BENEFITS
The following applies to termination regardless of whether or not the Executive receives severance benefits under the Plan.

(a)
Medical, dental and vision benefits and all other Company-provided and elected life, accident and disability coverage ends on the last day of the month in which the termination of employment occurs. Medical, dental and vision coverage may be elected subject to the provisions of COBRA. All other benefit coverage will end on the Executive’s termination date.

(b)
Benefits under the Company’s 401(k) Plan will be made in accordance with the terms thereof. Executives participating in this Plan will receive information regarding these benefits after their termination.

8.    SECTION 409A
The Company makes no representations or warranties to any Executive with respect to any tax, economic or legal consequences of this Plan or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations and other guidance promulgated thereunder ("Section 409A"), and no provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with Section 409A or any other legal requirement from any Executive or any other individual to the Company. An Executive, by executing and not revoking a Release, shall be deemed to have waived any claim against the Company and any other person with respect to any such tax, economic or legal consequences. To the extent Section 409A is applicable to such installments; each installment shall be treated as a separate payment. Furthermore, to the extent Section 409A is applicable to this Plan (and such payments and benefits); the Company intends that this Plan (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Plan to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Plan to the contrary, with respect to any payments and benefits under this Plan to which Section 409A applies, all references in this Plan to the termination of an Executive's employment are intended to mean an Executive's "separation from service," within the meaning of Code Section 409A(a)(2)(A)(i).
9.    SECTION 280G

(a)
In the event that the Executive shall become entitled to payments and/or benefits provided by this Plan or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Plan or any other plan, arrangement or policy with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively, the “Company Payments”), and such Company Payments will be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), the amounts of any Company Payments shall be automatically reduced to an amount one dollar less than the amount that would subject the Executive to the Excise Tax. The dollar amount of the reduction, if any, to be made with respect to any Company Payments shall be determined by the Company’s Accountants on or before the date such Company Payments are due and payable to the Executive. Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on a multiple of Annual Base Salary or Average Annual Bonus, (2) any other cash amounts payable to the Executive, (3) any benefits valued as parachute payments; and (4) acceleration of vesting of any equity.

(b)
For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s Accountants such Company Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s Accountants in accordance with the principles of Section 280G of the Code. In the event that the Company’s Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Company’s Accountants” hereunder). All determinations hereunder shall be made by the Company’s Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Company’s Accountants determine that payments under this Plan must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Company’s Accountants shall be final and binding upon the Company and the Executive.

(c)
In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative. The Company shall be responsible for all charges of the Company’s Accountant. The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this section.

10.    NO CONTINUED RIGHT TO EMPLOYMENT

The provisions of this Plan do not constitute a contract of employment between the Company and any employee. The Plan creates no contractual rights with respect to the continuation of an Executive’s employment with the Company.
11.    TAX TREATMENT
Severance payments under this Plan will be subject to local, state and federal tax deductions and withholdings in accordance with applicable law.
12.    ADMINISTRATION
This Plan shall be administered and interpreted by the Compensation Committee of the Company’s Board of Directors.
13.    MISCELLANEOUS

(a)
Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(b)	Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.

(c)	Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(d)
Amendment. This Plan may be amended or modified only by written action of the Compensation Committee; provided, however, that any such amendment or modification that materially and adversely affects the rights of an Executive shall not be effective as applied to such Executive until six months after the Company provides written notice such Executive of any such amendment or modification.

(e)
Successors. This Plan is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company or successor shall provide written evidence to the Executive to document compliance with the foregoing sentence within ten (10) business days of the date of the consummation of a transaction whereby a third party becomes a successor to the Company. As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.

(f)	Counterparts. This Plan may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
14.    DEFINITIONS
“Accrued Obligations” means the sum of any portion of the Executive’s base salary earned but not yet paid through the date of termination and any accrued and unpaid vacation pay, in each case, to the extent earned, but not yet paid by the Company through the date of termination.
“Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.
“Board” means the Board of Directors of the Company.
“Cause” means, with respect to an Executive’s Termination of Employment, the Executive’s: (i) failure to perform his or her duties, (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its Affiliates; (iv) misconduct or negligence while employed by the Company or any of its Affiliates; (v) violation of a federal or state securities law or regulation or employment law; (vi) dishonesty detrimental to the Company or any of its Affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its Affiliates; (viii) disloyalty to the Company or any of its Affiliates; (ix) use of a controlled substance without a prescription or the use of alcohol which impairs his or her ability to carry out his or her duties and responsibilities; (x) violation of the Company’s policies and procedures or any breach of any agreement between the Company and him or her; or (xi) embezzlement and/or misappropriation of property of the Company or any of its Affiliates. With respect to a Participant’s Termination of Directorship, “cause” also means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.
“Change in Control” a “Change in Control” shall be deemed to occur if:
(a) any Person is or becomes a “beneficial owner” (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (E) any Person or Persons acting as a group acquire voting securities from the Company, if immediately prior to such acquisition, such Person or Persons acting as a group owned, collectively or individually, if applicable, 30% or more of the Company Voting Securities;
(b) during any twenty four month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director;
(c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the

Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination and (D) any transaction where 30% or more of the Voting Securities of the Successor Corporation or Parent Corporation are held, directly or indirectly, by holder’s of the Company’s Voting Securities (in substantially the same proportion) as they held the Company’s voting securities immediately prior to the transaction (any Business Combination which satisfies the criteria specified in (A), (B), (C) or (D) above shall be a “Non-Qualifying Transaction” and shall not be deemed to be a “Change in Control”); or
(d) the consummation of a sale of all or substantially all (i.e., greater than 75% of the fair market value of all the Company’s assets, but shall not include the sale of any assets of the Company’s carrier business) of the Company’s assets other than to a Person or Persons acting as a group then owning, collectively or individually, if applicable, 30% or more of Company Voting Securities.
Notwithstanding the foregoing, a Change in Control shall be deemed to not have occurred (A) solely because any Person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding unless after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities by acquiring additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person or (B) as the result of either the acquisition of more than 30% of the Company Voting Securities or of all or substantially all of the Company’s assets by Carl C. Icahn, Technology Crossover Ventures or any of their respective Affiliates.
“Company” means Motricity, Inc., a Delaware corporation, and its successors by operation of law.
“Compensation Committee” means the Compensation Committee of the Company’s Board of Directors.
“Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.
“Good Reason” means: (i) a material reduction in the Executive’s annual base salary; (ii) a material diminution in the Executive’s authority, duties and responsibilities as in effect on the date of consummation of the Change in Control (serving in a similar functional role (e.g., financial, legal) post Change in Control at a subsidiary or division shall not in and of itself be deemed a material diminution); or (iii) a change in the metropolitan area in which Executive’s principal office was located immediately prior to the Change in Control; provided, however, that Good Reason shall not exist unless the Executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.
“Termination Without Cause” An involuntary termination of an Executive by the Company for any reason other than a Termination for Cause.
15.    CLAIMS PROCEDURE
This is an employee welfare plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is not necessary that an Executive apply for severance payments and other severance benefits under the Plan. However, if an Executive wishes to file a claim for severance payments and other severance benefits, such claim must be in writing and filed with the Compensation Committee. Within ninety (90) days after receiving a claim, unless special circumstances require a longer period of time to review the claim, the Compensation Committee will:

(a)	either accept or deny the claim completely or partially; and

(b)	notify the claimant of acceptance or denial of the claim.
If an extension is required, the Compensation Committee will send a claimant a notice explaining why the extension is needed and the date by which the Compensation Committee expects to make its decision. In no case, however, will the extension exceed one-hundred and eighty (180) days after the receipt of the original claim.
If the claim is completely or partially denied, the Compensation Committee will furnish a written notice to the claimant containing the following information:

•	specific reasons for the denial;

•	specific references to the Plan provisions on which any denial is based;

•	a description of any additional material or information that must be provided by the claimant in order to support the claim and reason why such material or information is necessary; and

•	an explanation of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of any right of the claimant to bring a civil action under ERISA Section 502(a).
A claimant may appeal the denial of his/her claim and have the Compensation Committee reconsider the decision. The claimant or the claimant’s authorized representative has the right to:

•	request an appeal by written request to the Compensation Committee, not later than sixty (60) days after receipt of notice from the Compensation Committee, denying his claim;

•	review relevant Plan documents; and

•	submit issues and comments regarding the claim in writing to the Compensation Committee.
The Compensation Committee will make a decision with respect to such an appeal within sixty (60) days after receiving the written request for such appeal, unless special circumstances require a longer period of time to review the appeal. If an extension is required, the Compensation Committee will send the claimant a notice explaining why the extension is needed and the date by which the Compensation Committee expects to make its decision. In no case, however, will the extension exceed one-hundred and twenty (120) days after the receipt of the appeal.
The claimant will be advised of the decision of the Compensation Committee on the appeal in writing. The notice will set forth the (i) specific reasons for the decision, (ii) make specific reference to Plan provisions upon which the decision on the appeal is based, (iii) a statement that the claimant may access the relevant documents and information free of charge, and (iv) a statement regarding any right that the claimant has to bring a civil action under ERISA Section 502(a).
In no event shall a claimant or any other person be entitled to challenge a decision of the Compensation Committee in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted.
16.    RIGHTS UNDER ERISA
As a participant in an ERISA‑covered plan, you have the following rights:

(a)
To examine all documents relating to this Plan without charge at the Company’s offices during normal working hours. These documents may include annual financial reports, insurance contracts, plan descriptions, and all other official plan documents filed with the United States Department of Labor or Internal Revenue Service.

(b)
To obtain copies of documents relating to this Plan and other information by writing to the Benefits Department or the Chief Human Resources Officer. You will be required to pay a reasonable charge for the copies.

(c)	To not be discharged or discriminated against to prevent you from obtaining a benefit or exercising your ERISA rights.

(d)	If your claim for a benefit is denied in whole or in part, you will receive a written explanation of the denial. You have the right to have the Compensation Committee review and reconsider your claim.
In addition to creating rights for plan participants, ERISA imposes certain duties on the people responsible for the operation of the plans. The people who operate the plans, called fiduciaries, have a duty to do so prudently and in the best interest of each Executive and other plan participants and beneficiaries.
Under ERISA, you can take the following steps to enforce your rights:

(a)	If you request materials and do not receive them within 30 days, you may file suit in a federal court.

In such a case, the court may require the Chief Human Resources Officer to provide the materials and pay you up to $110 a day until you receive the materials – unless the materials were not sent due to reasons beyond the control of the Chief Human Resources Officer.

(b)	If your claim for benefits is denied or ignored in whole or in part, you may file suit in a federal court.

(c)	If you are discriminated against for pursuing a benefit or exercising your ERISA rights, you may seek help from the United States Department of Labor or file suit in a federal court.
If you file suit against a plan, the court will decide who should pay court costs and legal fees. If you win your suit, the court may order the person you have sued to pay the court costs and legal fees. If you lose your suit, the court may order you to pay the costs and fees if, for example, the court decides your suit was frivolous.
If you have any questions about this Plan, you should contact the Company’s Chief Human Resources Officer. If you have questions about your rights under ERISA, you may contact the nearest area office of the U.S. Employee Benefits Security Administration, Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, United States Department of Labor, listed in your telephone directory, 200 Constitution Avenue, N.W., Washington, D.C. 20210.
17.    INFORMATION CONCERNING THE PLAN
The Company’s address is:
Motricity, Inc.
601 108th Avenue NE
Suite 900
Bellevue, WA 98004

The legally designated Plan Administrator is the Compensation Committee. Any questions regarding the Plan should be directed to Chief Human Resources Officer.
Any inquiries or legal process, to be served, relating to the Plan may be addressed to the Plan Administrator in care of the Employer at the following address:
Motricity, Inc.
601 108th Avenue NE
Suite 900
Bellevue, WA 98004

The Company’s Tax Identification Number is 20-1059798.
The Plan Number is [______].